Exhibit 10.35

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of November 18, 2020, by and between Ezonyx Bio Technologies, Inc., a Delaware corporation (the “Company”), and Brian Gordon (the “Executive”). This Agreement shall take effect as of November 18, 2020 (the “Effective Date”). Until the Effective Date, the Executive’s March 9, 2020 Employment Agreement with the Company, including the May 24, 2020 Addendum One to such Employment Agreement (the “Initial Agreement”), will remain in force and effect and continue to govern the Executive’s employment with the Company.

WHEREAS, the Company and the Executive desire to amend and restate the Initial Agreement by entering into this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree to be bound, as of the Effective Date, as follows:

1. Term of Employment. Provided that the Executive remains employed by the Company as of the Effective Date, the Executive’s employment under the terms set forth in this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Agreement (such period, the “Employment Period”). During the Employment Period, the Executive shall be an at-will employee of the Company and the Executive’s employment shall be freely terminable by either him or the Company, for any reason, at any time, with or without Cause (as defined below) or notice, subject to the provisions set forth in Section 5 below.

2. Title; Capacity. During the Employment Period, the Executive shall serve as President and Chief Executive Officer. As President and Chief Executive Officer, the Executive shall be responsible for such duties as are typically associated with such position and such other duties as directed by the Board of Directors (the “Board”). The Executive shall be based at the Company’s office in Santa Monica. The Executive hereby accepts such continued employment and agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive may participate in or serve on boards or committees of professional, industry, charitable and community service organizations, and own interests in other Companies provided that doing so does not create any actual or appearance of a conflict of interest, as determined by the Company in its sole discretion. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3. Compensation and Benefits. As full compensation for all services rendered by the Executive during the Employment Period, the Company will provide the following:

3.1 Base Salary. Beginning on the Effective Date, the Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a minimum base salary at the bi-weekly rate of $10,577 (which if annualized equals $275,000) (the “Base Salary”). The Company may review the Executive’s Base Salary on an annual basis and may, in its sole discretion, increase it from time to time in accordance with normal business practices.

3.2 Quarterly Bonus Potential. Following the end of each quarter, the Executive shall receive a minimum quarterly performance bonus (the “Quarterly Bonus”), based on the revenue earned in that quarter, as follows:

In the event that the Company has earned Twelve and one-half Million Dollars ($12,500,000) in a quarter in revenue but less than Twenty five Million ($25,000,000) in that quarter in revenue, the Executive shall receive a Quarterly Bonus in an amount equal to 25% of his annual base salary.

In the event that the Company has earned Twenty Five Million ($25,000,000) in a quarter in revenue but less than but less than Fifty Million ($50,000,000) in that quarter in revenue, the Executive shall receive a Quarterly Bonus in an amount equal to 50% of his annual base salary..

In the event that the Company has earned Fifty Million ($50,000,000) in a quarter in revenue but less than One Hundred Million ($100,000,000) in that quarter in revenue, the Executive shall receive a Quarterly Bonus in an amount equal to 75% of his annual base salary.

In the event that the Company has earned One Hundred Million ($100,000,000) in a quarter in revenue or more, the Executive shall receive a Quarterly Bonus in an amount equal to 100% of his annual base salary.

The Company’s revenue amount for each quarter shall be calculated by the Company in its sole discretion. Any such Quarterly Bonus will be paid within 10 days of the end of the applicable quarter. The Executive must be an active employee of the Company on the date any Quarterly Bonus is earned.

3.3 Additional Payment. The Company will pay the Executive an additional $75,000 payment upon the closing of a Financing.

3.4 Founders Shares. The Company issued to the Executive 1,000,000,000 shares of Common Stock pursuant to that certain Subscription Agreement, dated as of March 9, 2020, for which Executive tendered payment in March 2020 (the “Founder Shares”). Such Founder Shares were subject to a reverse stock split pursuant to the Company’s Amended and Restated Certificate of Incorporation, effective as of November 18, 2020 (the “Charter”), such that Executive now beneficially owns approximately 400,000,000 shares of Common Stock. Executive has agreed that the Founder Shares are sufficient incentive and that Executive waives his right to participate in any equity incentive plan for employees for 5 years.

3.5 Vacation. The Executive will be entitled to 15 days of paid vacation per calendar year and 5 paid sick days per year, in accordance with the Company’s policies and procedures.

Fringe Benefits. The Executive shall continue to be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, to the extent that the Executive is eligible under the plan documents governing those programs. In addition, the Company shall provide the Executive with an automobile allowance of $10,000 for a down payment on an automobile and $1000 per month for automobile payments. Further, the Company shall provide the Executive with a cell phone allowance of $100 per month.

3.6 Reimbursement of Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses (including his choice of first class or business class air travel, lodging and transportation) incurred by him on the Company’s behalf during the course of the Executive’s employment in accordance with applicable Company policy, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts. Reimbursement will be made no later than 30 calendar days after the expense is substantiated.

3.7 Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

4. Termination of Employment Period. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

4.1 At the election of the Company for Cause, immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;

4.2 At the election of the Executive, upon not less than 90 days’ prior written notice of resignation, provided, however, that the Company may, in its sole discretion, accelerate the Executive’s effective date of resignation;

4.3 Upon the death of the Executive;

4.4 At the election of the Company following the Executive’s Disability (as defined below); or

4.5 At the election of the Company without Cause, immediately upon written notice by the Company to the Executive.

5. Effect of Termination.

5.1 Termination by the Company for Cause, by the Executive or Due to Death or Disability. If at any time the Company terminates the Executive’s employment for Cause, the Executive resigns or the Executive’s employment terminates due to his death or Disability, then the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary and unused vacation time that has accrued and to which the Executive is entitled as of the Executive’s date of termination (the “Date of Termination”), as well as any business expenses properly incurred by the Executive through such date for which he has sought reimbursement (collectively, the “Accrued Obligations”). The Executive shall not be entitled to any other compensation or consideration, including any Quarterly Bonus not yet paid, that the Executive may have received had the Employment Period not ended.

5.2 Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, then, in addition to the Accrued Obligations, and subject to the conditions of Section 6 and the timing and payment terms set forth therein, until the 12-month anniversary of the Payment Commencement Date (as defined below):

(a) the Company shall continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance; and

(b) the Executive will receive a payment in the amount of his projected quarterly bonus, payable in periodic installments on a quarterly basis.

6. Release. The Company’s obligation to make the payments to the Executive under Section 5.2 is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims, and cooperation obligations, and reaffirmation of the Executive’s continuing obligations under any restrictive covenant agreement(s)) (the “Executive Release”), which Executive Release must become irrevocable within sixty (60) days following the Date of Termination (or such shorter period as the Company may provide). The Company shall commence or make, as applicable, the payments under Section 5.2 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Section 5.2 shall be subject to the terms and conditions set forth in Section 9.

7. Restrictive Covenant Agreement. As a condition of the Executive’s continued employment pursuant to the terms hereof, the Executive shall execute the Proprietary Rights, Non-Disclosure, and Developments Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit A.

8. Termination Obligations.

8.1 Return of Company Property. The Executive hereby acknowledges and agrees that all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment, belong to the Company and shall be promptly returned to the Company upon the termination of the Executive’s employment or earlier request by the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary or confidential information of the Company.

8.2 Cooperation in Pending Work. Following any termination of the Executive’s employment, the Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other executives of the Company.

9. Payment Subject to 409A. Subject to this Section 9, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this Agreement that will be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 9(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall be paid during the ten day period following the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 9, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) The Executive expressly acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person with respect to payments made under this Agreement if any provisions of or payments under the Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

10. Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from continuing his employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

11. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

11.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to perform his reasonably assigned duties for the Company diligently or effectively or was negligent in the performance of these duties, provided that such good faith finding shall require the approval of the Board of Directors, and the Executive was given prior written notice of such deficiencies and was granted a reasonable opportunity of not less than thirty (30) days to correct any such deficiencies, (ii) the Executive has engaged in willful misconduct, fraud, or embezzlement, (iii) the Executive has engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Company, (iv) the Executive has materially breached this Agreement, any restrictive covenant agreement, or any other agreement with the Company, or (v) the Executive has engaged in alcohol or substance abuse that has materially interfered with the performance by the Executive of his duties and responsibilities for the Company; or (b) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any crime involving dishonesty or moral turpitude or any felony.

11.2 “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on the parties.

11.3 “Financing” shall mean the closing of the purchase and sale of shares of Common Stock, as defined in and pursuant to that certain Common Stock Purchase Agreement, dated as of November 18, 2020, by and between the Company and the purchasers named therein.

12. Key Man Insurance. The Company shall have the right to insure the life of the Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

13. Miscellaneous.

13.1 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and, as of the Effective Date, supersedes all prior understandings and agreements, whether written or oral, relating to the subject matter hereof, including, without limitation, the Initial Agreement. The Executive is not relying on any representations other than those set forth in this Agreement.

13.2 Notices. Any notice delivered under this Agreement shall be deemed duly delivered (a) 3 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or (c) immediately if personally delivered, in each instance to the Company at its principal headquarters, attention to the CEO, and to the Executive at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 13.2.

13.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

13.5 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Executive each consents to the jurisdiction of such a court.

13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

13.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.11 Acknowledgments. The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EZONYX BIO TECHNOLOGIES, INC.

By:	/s/ Brian Gordon
	Name:	Brian Gordon
	Title:	President

EXECUTIVE:

/s/ Brian Gordon
Brian Gordon

Signature Page to Amended and Restated Employment Agreement

Exhibit A

Proprietary Rights, Non-Disclosure and

Developments Agreement

Proprietary Rights, Non-Disclosure AND Developments

Agreement

This Proprietary Rights, Non-Disclosure and Developments Agreement (the “Agreement”) is made by and between Ezonyx Bio Technologies, Inc., a Delaware Corporation (the “Company”), and Brian Gordon (the “Employee”).

IN CONSIDERATION of the Employee’s employment by the Company, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees as follows:

1. Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Except as otherwise permitted by Section 4 below, the Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Employee’s duties as an employee of the Company) without written approval by an officer of the Company, either during or after the Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which come into the Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of the Employee’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that the Employee’s obligation not to disclose or to use information and materials of the types set forth in Sections 1(a) and 1(b) above, and the Employee’s obligation to return materials and tangible property, set forth in Section 1(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

2. Developments.

(a) The Employee has attached hereto, as Exhibit A, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by the Employee, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, the Employee represents that there are no Prior Developments. The Employee agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company. If the Employee does incorporate any Prior Development into any Company product, material, process or service, the Employee hereby grants to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b) The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of authorship which is made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all the Employee’s right, title and interest in and to all Developments (other than Prior Developments listed on Exhibit A, if any) and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by Section 2870 of the California Labor Code. The Employee understands that the provisions of this Agreement requiring assignment of Developments to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3. Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that the Employee’s performance of all the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement) to keep in confidence proprietary information, knowledge, or data acquired by the Employee in confidence or in trust prior to the Employee’s employment with the Company, and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4. Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits the Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. The Employee is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information the Employee obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6. Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Employee’s employment for any period of time and does not change the at-will nature of the Employee’s employment.

7. General Provisions.

(a) Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c) Successors and Assigns. The Employee’s obligations under this Agreement are personal and shall not be assigned by the Employee. This Agreement shall, however, be binding upon and inure to the benefit of the Company and its successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or assign of the Company without the necessity that this Agreement be re-signed, in which event “Company” shall be interpreted to include any successor or assign of the Company.

(d) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(e) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and the Employee each consents to the jurisdiction of such a court.

(g) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Employee relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(h) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

EZONYX BIO TECHNOLOGIES, INC.

By:	/s/ Brian Gordon
Brian Gordon
Chief Executive Officer

Brian Gordon

/s/ Brian Gordon

Exhibit A

List of Prior Inventions and Original Works of Authorship

Excluded Under Section 2(a)

Title	Date	Identifying Number or Brief Description

Except as indicated above on this Exhibit A, I have no Prior Developments to disclose pursuant to Section 2(a) of this Agreement

Brian Gordon

By:	/s/ Brian Gordon

Exhibit B

California Labor Code Section 2870

Invention on Own Time – Exemption from Agreement

This is to notify THE EMPLOYEE, in accordance with Section 2872 of the California Labor Code, that:

a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)	Result from any work performed by the employee for his or her employer.

b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The foregoing limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.